Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2012 relating to the financial statements of Anthera Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s development stage status), and the effectiveness of Anthera Pharmaceutical, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Anthera Pharmaceuticals, Inc. for the year ended December 31, 2011.

/s/ Deloitte &Touche LLP

San Francisco, California

March 15, 2012